Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

First Internet Bancorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, no par value
Fees to Be Paid	Equity	Preferred Stock, no par value,
Fees to Be Paid	Equity	Depositary Shares
Fees to Be Paid	Debt	Debt Securities
Fees to Be Paid	Other	Warrants
Fees to Be Paid	Other	Purchase Contracts
Fees to Be Paid	Other	Units
Fees to Be Paid	Unallocated (Universal) Shelf		Rule 457(o)	(3)	(4)	$200,000,000	0.00014760	$29,520
	Total Offering Amounts					$200,000,000		$29,520
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							$29,520

(1)	Any securities registered hereunder may be sold separately or together with other securities registered hereunder.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended. In no event will the aggregate initial offering price of the securities issued under this registration statement exceed the amount registered above. Separate consideration may or may not be received for securities that are issued upon conversion or exchange of Debt Securities, Preferred Stock or for securities that are issued upon exercise of Warrants.
(3)	Includes (i) such indeterminate number of shares of Common Stock as may be issued from time to time at indeterminate prices, plus such indeterminate number of shares of Common Stock as may be issued in exchange for, or upon conversion of, Debt Securities or Preferred Stock or exercise of Warrants registered hereunder; (ii) such indeterminate number of shares of Preferred Stock as may be issued from time to time at indeterminate prices, plus such indeterminate number of shares of Preferred Stock as may be issued in exchange for, or upon conversion of, Debt Securities or exercise of Warrants registered hereunder; (iii) such indeterminate number of Depositary Shares as may be issued from time to time at indeterminate prices, plus such indeterminate number of Depositary Shares as may be issued upon exercise of Warrants registered hereunder; (iv) such indeterminate principal amount of Debt Securities as may from time to time be issued at indeterminate prices, plus such indeterminate principal amount of Debt Securities as may be issued upon exercise of Warrants registered hereunder; (v) such indeterminate number of Warrants as may from time to time be issued at indeterminate prices; (vi) such indeterminate number of Units as may from time to time be issued at indeterminate prices; and (vii) such indeterminate amount of Purchase Contracts that may require the holder thereof to purchase Common Stock, Preferred Stock, Depositary Shares or Debt Securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(4)	Omitted pursuant to General Instruction II.D of Form S-3. The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance of securities registered hereunder.